Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS
INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Presents Preclinical Data on PPI-2458

Waltham, MA — February 9, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it is presenting preclinical data on its investigational compound, PPI-2458, at the GTC bio 3rd Cancer Drugs Research and Development Symposium being held in San Francisco, California. The Company’s presentation, entitled “Targeted Cancer Therapies: Inhibitors of Methionine Aminopeptidase-2,” will be delivered by William Westlin, Ph.D., Vice President, Preclinical Research today at 5:00 p.m. (PST). Dr. Westlin will present preclinical data supporting the Company’s rationale for studying its investigational compound PPI-2458 as a targeted molecular therapy for non-Hodgkin’s lymphoma and malignant melanoma. A copy of the presentation will be posted on the Company’s website at http://www.praecis.com, under “Investors” following the presentation.

PPI-2458 is a novel, proprietary small molecule belonging to the fumagillin class of compounds that specifically targets the methionine aminopeptidase-2 (MetAP-2) enzyme. This class of compounds has been shown to prevent both abnormal cell growth as well as the formation of new blood vessels (known as angiogenesis); both events are known contributors to the growth of aberrant tissues in diseases such as cancer and rheumatoid arthritis.

PRAECIS is conducting a Phase 1 clinical study of PPI-2458 in cancer patients. The study is designed to assess the safety and tolerability of orally administered PPI-2458. As a secondary endpoint, the study will assess the pharmacodynamic activity of PPI-2458. Additional information about the Company’s clinical trial for PPI-2458 can be accessed on the Internet at www.clinicaltrials.gov. In addition to the ongoing clinical trial in cancer patients, the Company continues to conduct preclinical evaluations of the use of this compound for treating inflammatory and autoimmune disorders, including rheumatoid arthritis.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of innovative therapies that either address unmet medical needs or offer improvements over existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development. PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements regarding the Company’s continued development of PPI-2458. These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance. Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA, unexpected results in ongoing and future preclinical or clinical trials and related analyses, and the need for additional research and testing, including those required as a result of unanticipated determinations by the FDA, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.